                                                                   EXHIBIT 2.1
                                                                   EXECUTION

                      ASSET PURCHASE AND LICENSE AGREEMENT

                          DATED AS OF DECEMBER 29, 1999

                                     BETWEEN

                             CYTOTHERAPEUTICS, INC.

                                    AS SELLER

                                       AND

                                 NEUROTECH S.A.

                                    AS BUYER

                                                                       EXECUTION


                                TABLE OF CONTENTS
1.   DEFINITIONS..................................................................................................1

2.   PURCHASE AND SALE OF THE PURCHASED ASSETS....................................................................6

     2.1. Assets Being Assigned to Buyer..........................................................................6
     2.2. Excluded Assets.........................................................................................7
     2.3. Assumed Obligations.....................................................................................7
     2.4. Purchase Price..........................................................................................7
     2.5. Further Assurances......................................................................................7

3.   CLOSING......................................................................................................8

4.   LICENSE GRANT TO SELLER......................................................................................8

     4.1. Non-Exclusive License Under the ECT Technology for Stem Cell Combination
          Products in the Stem Cell Field.........................................................................8
     4.2. Non-Exclusive License Under the ECT Technology in the Vaccine Field.....................................8
     4.3. No Other Licenses.......................................................................................9

5.   FUTURE PAYMENTS AND SHARE OF MILESTONE AND OTHER PAYMENTS....................................................9

     5.1. Future Payments.........................................................................................9
     5.2. Share of ECT Revenues...................................................................................9
     5.3. Records.................................................................................................9
     5.4. Reports and Payments...................................................................................10
     5.5. Form of Payment........................................................................................10
     5.6. Taxes..................................................................................................11
     5.7. Interest...............................................................................................11

6.   PROTECTION OF INTELLECTUAL PROPERTY RIGHTS..................................................................11

6.1. PATENT PROSECUTION/PATENT COSTS.............................................................................11

     6.2. Confidential Information...............................................................................12
     6.3. Enforcement of Intellectual Property Rights............................................................12

7.   COVENANTS OF BUYER..........................................................................................13

     7.1. Due Diligence..........................................................................................13
          7.1.1.    General Obligation...........................................................................13
          7.1.2.    Specific Due Diligence Obligations...........................................................13
          7.1.3.    Failure to Meet Due Diligence Obligations....................................................14
          7.1.4.    Reports......................................................................................14
          7.1.5.    Effect of Reversion of ECT Technology........................................................14
          7.1.6.    Force Majeure................................................................................14
          7.1.7.    Payments By Seller...........................................................................15

     7.2. Compliance with Law....................................................................................15
     7.3. Marking................................................................................................15
     7.4. Publicity..............................................................................................15
     7.5. Modification of Modex Cross License Agreement..........................................................15



     7.6.  Escrow Agreement.......................................................................................15

8.   COVENANTS OF SELLER..........................................................................................16

9.   REPRESENTATIONS AND WARRANTIES OF SELLER.....................................................................16

     9.1.  Due Organization, Authorization and Good Standing......................................................16
     9.2.  No Conflict............................................................................................16
     9.3.  Title to ECT Equipment.................................................................................17
     9.4.  ECT Technology.........................................................................................17
     9.5.  [*                                 ]...................................................................18
     9.6.  Consents...............................................................................................19
     9.7.  Proprietary Information of Third Parties...............................................................19
     9.8.  Litigation.............................................................................................19
     9.9.  Taxes..................................................................................................20
     9.10. Disclaimer of Warranties; Federal Patent Policy........................................................20
     9.11. Full Disclosure........................................................................................20

10.  REPRESENTATIONS AND WARRANTIES OF BUYER......................................................................20

     10.1. Due Organization, Authorization and Good Standing......................................................21
     10.2. No Conflict............................................................................................21
     10.3. Disclaimer of Warranties...............................................................................21

11.  TERM.........................................................................................................22

12.  INDEMNIFICATION..............................................................................................22

     12.1. Survival of Representations and Warranties.............................................................22
     12.2. Indemnification by Seller..............................................................................22
     12.3. Indemnification by Buyer...............................................................................23

13.  INSURANCE....................................................................................................24

     13.1. Insurance Obligations of Buyer.........................................................................24
     13.2. Insurance Obligations of Seller........................................................................25

14.  LIMITATION OF LIABILITY......................................................................................25

15.  EXPENSES OF TRANSACTION......................................................................................25

16.  CONDUCT OF PARTIES...........................................................................................25

17.  NOTICES......................................................................................................26

18.  ENTIRE AGREEMENT; MODIFICATIONS AND AMENDMENTS...............................................................27

19.  ASSIGNMENT...................................................................................................27

20.  GOVERNING LAW, VENUE.........................................................................................27

21.  DISPUTE RESOLUTION...........................................................................................28


* This confidential portion has been omitted and filed separately with the Commission.


22.  INDEPENDENT CONTRACTORS.....................................................................................28

23.  SEVERABILITY................................................................................................28

24.  NO WAIVER...................................................................................................28

25.  COUNTERPARTS................................................................................................29

26.  HEADINGS....................................................................................................29


                                                                       EXECUTION

                      ASSET PURCHASE AND LICENSE AGREEMENT

         THIS AGREEMENT is made as of December 29, 1999 (the "Effective Date") between CytoTherapeutics, Inc., a Delaware corporation ("Seller") and Neurotech S.A., a French societe anonyme ("Buyer").

         WHEREAS, Buyer desires to purchase Seller's encapsulated cell technology from Seller, and Seller wishes to sell Seller's encapsulated cell technology to Buyer, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. The following capitalized terms shall have the meanings given below:

         1.1. "Affiliate" shall mean, with respect to a party ("First Person") any other Person which is controlled by or controls the First Person or, together with the First Person, is under the common control of a third Person, but only for so long as such control relationship continues to exist. Control shall mean, (i) in the case of stock-issuing, for-profit corporate entities, direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors; (ii) in the case of other for-profit entities, ownership of at least 50% of the equity interest in such entity with the power to elect the governing body of such entity or the power to elect at least 50% of the members of the governing body of such entity; and
(iii) in the case of any not-for-profit entity, the direct or indirect power to manage, direct or cause the direction of the management and policies of the entity or the power to elect at least 50% of the members of the governing body of such entity.

         1.2. "Assigned Agreements" shall have the meaning set forth in
Section 2.1.2.

         1.3. "Assumed Obligations" shall have the meaning set forth in
Section 2.3.

         1.4. "Buyer Indemnitees" shall have the meaning set forth in
Section 12.2.1.

         1.5. "Closing" shall have the meaning set forth in Section 2.1.

         1.6. "Closing Date" shall have the meaning set forth in Section 3.1.

         1.7. "Confidential Information" shall mean any and all information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") that is (a) marked "confidential" or bears a similar legend, if such information is disclosed in a document or other tangible medium, or (b) accompanied by a contemporaneous oral notification to the effect that such information is considered confidential and followed within 30 days by a written notification that the information is confidential, if such information is disclosed orally or visually. Information that may be identified as confidential may include information relating to any technology, product, process or intellectual property of the Disclosing Party (including, but not limited to, owned or licensed intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications) as well as any business plan, financial or other confidential commercial information of or about the Disclosing Party.

         Notwithstanding the foregoing, information of or about the Disclosing Party shall not be considered Confidential Information with respect to the Disclosing Party to the extent that the Receiving Party can demonstrate by written records or other suitable physical evidence that:

                  (i) such information was lawfully in the Receiving Party's possession or control prior to the time such information was disclosed to the Receiving Party by the Disclosing Party;

                  (ii) such information was developed by the Receiving Party or on its behalf independently of and without reference to the Confidential Information;

                  (iii) such information was lawfully obtained by the Receiving Party from a Third Party under no apparent obligation of confidentiality to the Disclosing Party; or

                  (iv) such information was, at the time it was disclosed or obtained by the Receiving Party, or thereafter became, publicly known otherwise than through a breach by the Receiving Party of such party's obligation to the Disclosing Party.

         1.8. "Current ECT Technology" shall have the meaning set forth in
Section 7.1.3.

         1.9. "Development Period" shall have the meaning set forth in
Section 7.1.2.

         1.10. "ECT Arrangement" shall mean an agreement between Buyer or an Affiliate of Buyer and a Third Party which is executed on or before
[*           ] and which includes a grant of rights under the ECT Technology or any portion thereof.

         1.11. "ECT Equipment" shall have the meaning set forth in
Section 2.1.3.

         1.12. "ECT Know-how" shall mean all technology, inventions, technical information, biological materials and the like related to the cells (other than cells within the Stem Cell Technology) used in Seller's encapsulation programs, the use of encapsulated cells, devices for encapsulating cells, methods of making such devices, membrane jackets for such devices, matrix cores for such devices and methods of delivery of molecules from such devices, in which Seller has an interest on the Effective Date, whether patentable or not, and which: (i) (a) is related to any patent application or patent included in the ECT Patents or (b) is necessary or useful in connection with the manufacture, use or sale of any product described in any such patent application or patent, or the practice of any invention or technology described in any such patent application or patent, and (ii) until the Effective Date constitutes the confidential information of Seller.

         1.13. "ECT Patents" shall mean those patents and patent applications listed in Schedule 1.13, and any divisional, continuation, continuation-in-part, reissue, renewal or


* This confidential portion has been omitted and filed separately with the Commission.

extension thereof or substitute therefor, or any patent issuing therefrom and any foreign patent applications and patents corresponding thereto.

         1.14. "ECT Product" shall mean:

                  (i) any product, the manufacture, use, sale or importation of which would, absent the rights transferred (or sublicensed, in the case where
                           Section 2.5 applies) by Seller to Buyer hereunder, infringe any Valid Claim; or

                  (ii) any product developed in whole or in part through use of a process which is covered by a Valid Claim.

         1.15. "ECT Revenues" shall mean amounts payable to Buyer or an Affiliate of Buyer from a Third Party pursuant to an ECT Arrangement, including without limitation up-front license fees, milestone payments, payments in consideration for the issuance of equity or debt securities of Buyer, and other non-royalty cash payments; PROVIDED, HOWEVER, that ECT Revenues shall not include (i) bona fide research and development support payments, (ii) royalty payments and revenues realized from the sale of ECT Products and (iii) payments received to reimburse Buyer for patent expenses incurred by Buyer or an Affiliate of Buyer after execution of the ECT Arrangement.

         1.16. "ECT Technology" shall mean the Owned ECT Technology and the In-Licensed ECT Technology.

         1.17. "Federal Patent Policy" shall mean 35 U.S.C. Section 200 et seq. and all regulations promulgated thereunder, as amended, and any similar or successor statutes or regulations.

         1.18. "Indemnification Floor" shall have the meaning set forth in
Section 12.2.5.

         1.19. "Infringement" shall have the meaning set forth in Section 6.3.2.

         1.20. "Infringer" shall have the meaning set forth in Section 6.3.1.

         1.21. "In-Licensed ECT Know-how" shall mean Seller's interest in all ECT Know-how which is obtained pursuant to the Assigned Agreements.

         1.22. "In-Licensed ECT Patents" shall mean Seller's interest in all ECT Patents which is obtained pursuant to the Assigned Agreements.

         1.23. "In-Licensed ECT Technology" shall mean the In-Licensed ECT Know-How and the In-Licensed ECT Patents.

         1.24. "Knowledge" and like phrases shall mean and include (i) actual knowledge and (ii) that knowledge, data and other information which a party (including the directors, officers and key employees of Seller) should have known by virtue of being an officer, director or key employee of the Seller.

         1.25. "Lien" shall mean any mortgage, pledge, security interest, attachment, license, right to use, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing).

         1.26. "Modex Agreement" shall mean the cross-license agreement between Seller and Modex Therapeutiques, S.A. originally dated as of July 10, 1996 and amended and restated as of October 28, 1997.

         1.27. "Modex Field" shall have the meaning set forth in Section 1.16 of the Modex Agreement as it exists on the Closing Date, together with the additional field categories proposed by Modex in the correspondence referenced in the Schedule of Exceptions, to the extent (if any) that such field categories are actually included as additional field categories pursuant to Section 1.16.5 of the Modex Agreement.

         1.28. "Net Royalties" with respect to an ECT Product shall mean royalties on the Net Sales (or per unit sales or other similar basis for the payment of royalties) of an ECT Product payable to Buyer by a Sublicensee with respect to such ECT Product, less royalties on the Net Sales (or per unit sales or other similar basis for the payment of royalties) of the same ECT Product payable by Buyer to any Third Party.

         1.29. "Net Sales" shall mean

               (i) in any case where any ECT Product is sold or commercially disposed of for value in an arm's length sale to an independent Third Party, the gross invoice price for such ECT Product, less the following permitted deductions to the extent that such items are reflected in the price charged and do not exceed reasonable and customary amounts in the country in which the transaction occurs: (a) trade and quantity discounts or rebates actually taken or allowed, (b) credits or allowances given or made for rejections or return of any previously sold ECT Product actually taken or allowed, (c) any tax or government charge (including any tax such as a value added or similar tax or government charge, but not including any tax levied with respect to income) levied on the sale, transportation or delivery of the ECT Product and borne by the seller thereof, and (d) any charges for freight or insurance billed to the final customer.

               (ii) in any case, other than for a use in research or development or for use in clinical trials, where any ECT Product is not sold or commercially disposed of for value in an arm's length sale to an independent Third Party (including, without limitation, disposition in connection with the delivery of other products or services), the greatest of:
                    (a) the Net Sales amount for such transaction determined as provided in (i) above or (b) if there has been any arm's length sale of a similar ECT Product to an independent Third Party, the Net Sales amount, determined as provided in (i) above, for the most contemporaneous such sale or (c), if there has been no such arm's length sale, the gross sales asking price for the ECT Product.

         1.30. "Owned ECT Know-how" shall mean all ECT Know-how other than the In-Licensed ECT Know-how.

         1.31. "Owned ECT Patents" shall mean all ECT Patents other than the In-Licensed ECT Patents.

         1.32. "Owned ECT Technology" shall mean the Owned ECT Patents and the Owned ECT Know-how.

         1.33. "Person" shall mean any natural person or legal entity.

         1.34. "Pilot Plant" shall have the meaning set forth in Schedule 2.1.3.

         1.35. "Purchased Assets" shall have the meaning set forth in
Section 2.1.

         1.36. "Reversion Event" shall have the meaning set forth in
Section 7.1.3(i).

         1.37. "SAF Facility" shall have the meaning set forth in
Schedule 2.1.3.

         1.38. "Seller Indemnitees" shall have the meaning set forth in
Section 12.3.1.

         1.39. "Stem Cell Combination Product" means a product comprising a combination of the ECT Technology with the Stem Cell Technology (i) where Seller's proprietary stem cells are not encapsulated through use of the ECT Technology, and (ii) where the primary therapeutic or diagnostic effect of such combination product, as reasonably demonstrated through statistically significant pre-clinical tests in a relevant animal model, is provided by the Stem Cell Technology, and (iii) where the ECT Technology and/or the cells within the ECT Technology do not, by themselves, have a significant therapeutic effect as compared with the combination product, as reasonably demonstrated through statistically significant pre-clinical tests in a relevant animal model. For purposes of the immediately preceding sentence of this Section 1.39, the term "significant" means greater than twenty percent (20%).

         1.40. "Stem Cell Field" shall mean the use of a Stem Cell Combination Product in any field of use other than the Modex Field.

         1.41. "Stem Cell Technology" shall mean the current and future proprietary technology of Seller and its Affiliates based on the use of Seller's proprietary stem cells or proprietary progenitor cells and the cells derived from such stem cells or progenitor cells, for tissue regeneration or tissue replacement, or for diagnostic purposes.

         1.42. "Sublicensee" shall mean any Third Party which is a direct or indirect licensee, sublicensee or assignee of the ECT Technology from Buyer.

         1.43. "Third Party" shall mean any Person other than Buyer and its Affiliates or Seller and its Affiliates.

         1.44. "Transaction Documents" shall have the meaning set forth in
Section 9.1.

         1.45. "Vaccine" shall mean an agent which achieves a prophylactic or therapeutic effect by inducing an antigen-specific humoral and/or cellular immune system response.

         1.46. "Vaccine Field" shall mean the use of a Vaccine Product for the prevention or treatment of infectious diseases, but excluding any use of a Vaccine Product in the Modex Field.

         1.47. "Vaccine Product" shall mean an ECT Product that is a Vaccine.

         1.48. "Valid Claim" shall mean (i) any pending claim of a patent application included in the ECT Patents that has not been abandoned or finally rejected without the possibility of appeal or refiling or (ii) any claim of an issued or granted and unexpired patent included in the ECT Patents which has not been held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or other governmental body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, which has neither been abandoned nor lost through an interference proceeding.

2. PURCHASE AND SALE OF THE PURCHASED ASSETS.

         2.1. ASSETS BEING ASSIGNED TO BUYER. At the closing of the transaction as described in Section 3 (the "Closing"), Seller shall sell and assign to Buyer, and Buyer shall purchase and assume, the assets identified in Sections
2.1.1 through 2.1.6 below (collectively, the "Purchased Assets") as the same exist on the Closing Date (as hereinafter defined):

                   2.1.1. Seller's entire right, title and interest in the Owned ECT Technology.

                  2.1.2. All of Seller's rights under the agreements listed on
         Schedule 2.1.2 attached hereto (collectively, the "Assigned
         Agreements").

                  2.1.3. Seller's entire right, title and interest in the equipment (the "ECT Equipment") identified on Schedule 2.1.3 attached hereto.

                  2.1.4. With respect to the ECT Patents, all of Seller's right, title and interest in the prosecution files for all patent applications and patents comprising the ECT Patents (including, without limitation, all drafts, notes, drawings or figures, official correspondence with patent offices, other correspondence and copies of cited references, copies of which Seller may retain), and in all intellectual property rights in such patents and applications, including without limitation the right to claim the priority benefit thereof and to prosecute and to enforce any patents arising therefrom.

                  2.1.5. With respect to the ECT Technology, all of Seller's right, title and interest in originals or copies of all laboratory notebooks and other primary data, research results, records and documentation, research plans, proposals, conclusions, know-how, specifications and information, to the extent any of the foregoing are recorded in any tangible form (including, without limitation, gels, photographs, print-outs, electronic files and paper documents), which are owned by or licensed to and in the possession of Seller and which relate to the discovery of or are necessary or materially useful for the practice of the ECT Technology, and all intellectual and tangible property rights in the foregoing, including the right to file additional patent applications based thereon.

                  2.1.6. With respect to the ECT Technology, all of Seller's right, title and interest in all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies, in connection with the ECT Technology.

                  Seller shall transfer the Purchased Assets to Buyer pursuant to a Bill of Sale in substantially the form of EXHIBIT A attached hereto (the "Bill of Sale"), an Assignment of Patents substantially in the form of EXHIBIT B attached hereto (the "Patent Assignment"), and an Assignment and Assumption Agreement substantially in the form of EXHIBIT C attached hereto (the "Assignment and Assumption Agreement").

         2.2. EXCLUDED ASSETS. Buyer shall not acquire any assets other than those assets specifically included in the Purchased Assets. Without limiting the foregoing, Buyer shall not acquire any of Seller's other technology, other intellectual property, cash or cash equivalents, accounts receivable, software, deposits or open purchase orders or back orders.

         2.3. ASSUMED OBLIGATIONS. Buyer shall assume and perform all obligations of the Seller under the Assigned Agreements arising after the Closing and based on events or circumstances arising after the Closing (the "Assumed Obligations"), including, without limitation, any and all royalty payments, product development milestones, diligence, patent prosecution or other obligations arising thereunder after the Closing. Except as otherwise explicitly set forth herein, Buyer shall not assume any obligations of Seller other than the Assumed Obligations, and Buyer shall not assume any liabilities of the Seller.

         2.4. PURCHASE PRICE. In addition to the payments provided for in
Section 5 and assumption of the Assumed Obligations, Buyer shall pay to Seller a total of $3,000,000.00 pursuant to Sections 3.1.3 and 7.6 hereof. Each of Buyer and Seller, respectively, shall pay any sales, use and other transfer taxes imposed on such party by operation of law in connection with the purchase and/or transfer of the Purchased Assets hereunder.

         2.5. FURTHER ASSURANCES. Each of the parties hereto, before, at and after the Closing, promptly upon the request from time to time of any other party hereto and without further consideration, will do each and every reasonable act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of the Purchased Assets, and to put the Buyer in actual possession and operating control thereof, and to confirm the Buyer's title to all of the Owned ECT Technology and Buyer's rights under the Assigned Agreements, and to carry out the purpose and intent of this Agreement, including without limitation: (i) granting Buyer a license or other interest in such Purchased Assets to the extent that the Seller is unable to assign such asset without the consent or approval of one or more Third Parties; (ii) assigning to Buyer additional agreements between the Seller and Third Parties, such as, for example, material transfer agreements; (iii) executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments; (iv) furnishing information and copies of documents, scientific notebooks, books and records; (v) filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and (vi) cooperating with the other party hereto in

                                                                       EXECUTION

exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from which such cooperation is requested.

3. CLOSING.

         3.1. The Closing shall be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, at 5:00 p.m. Eastern Standard Time on December 29, 1999 or at such other location and on such other date as Buyer and Seller may agree upon in writing (the "Closing Date"). At the Closing:

                  3.1.1 Seller shall deliver or cause to be delivered to Buyer the following:

                        (i)  The Bill of Sale;

                        (ii) The Patent Assignment; and

                        (iii) The Assignment and Assumption Agreement.

                  3.1.2. Buyer shall deliver or cause to be delivered to Seller the Assignment and Assumption Agreement.

                  3.1.3. Buyer shall pay to Seller, by wire transfer of immediately available funds, in accordance with written instructions furnished by Seller at least one business day prior to the Closing, $[**].

         3.2. Seller shall deliver at the Closing or shall make available within thirty (30) days after the Closing all of the books, data, documents, instruments and other records and materials to the extent required by Section 2.1, and any other documents or materials containing or embodying ECT Know-how. For the purpose of effecting the transfer of all ECT Technology to Buyer, and to facilitate Buyer's understanding of the ECT Technology, Seller will, from time to time upon reasonable notice during the term of this Agreement, make Seller personnel reasonably available to Buyer to answer Buyer's questions related to the ECT Technology, including any past agreements between Buyer and Third Parties related thereto, provided that Buyer shall reimburse Seller for any out-of-pocket expenses incurred by Seller in connection therewith.

4. LICENSE GRANT TO SELLER.

         4.1. NON-EXCLUSIVE LICENSE UNDER THE ECT TECHNOLOGY FOR STEM CELL COMBINATION PRODUCTS IN THE STEM CELL FIELD. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller an irrevocable, non-exclusive, royalty-free, worldwide license under the ECT Technology, including the right to grant sublicenses, to use the ECT Technology solely in combination with Seller's Stem Cell Technology to use, make, have made, offer to sell, sell and import Stem Cell Combination Products for use in the Stem Cell Field.

         4.2. NON-EXCLUSIVE LICENSE UNDER THE ECT TECHNOLOGY IN THE VACCINE FIELD. Subject to the terms and conditions of this Agreement, Buyer hereby grants to Seller an irrevocable, non-exclusive, royalty-free, worldwide license, including the right to grant sublicenses, under the

* This confidential portion has been omitted and filed separately with the Commission.

ECT Technology to use, make, have made, offer to sell, sell and import Vaccine Products in the Vaccine Field.

         4.3. NO OTHER LICENSES. Except as set forth in Sections 4.1 and 4.2 above, no other rights or licenses under the ECT Technology are granted to Seller hereunder. Without limiting the generality of the foregoing sentence, no provision of this Agreement shall be construed to grant Seller rights under the ECT Technology to make, have made, use have used, sell, have sold, or import products other than Vaccine Products or Stem Cell Combination Products.

5. FUTURE PAYMENTS AND SHARE OF MILESTONE AND OTHER PAYMENTS.

         5.1. FUTURE PAYMENTS.

                  5.1.1. Buyer shall pay or cause to be paid to Seller an amount equal to [****] percent [**] of the Net Sales of ECT Products sold by Buyer or its Affiliates.

                  5.1.2. With respect to the Net Sales of ECT Products by Sublicensees of Buyer, Buyer shall pay or cause to be paid to Seller an amount equal to the greater of: (A) [****] percent [**] of such Net Sales, or (B) [****] [**] of Net Royalties realized by Buyer or any Affiliate of Buyer with respect to such Net Sales.

                  5.1.3. [*           ]

                  5.1.4 No multiple amounts shall be payable by Buyer under this
         Article 5 because the manufacture, use, sale or import of any ECT Product is covered by more than one Valid Claim of an ECT Patent or uses or incorporates more than one aspect of the ECT Technology.

                  5.1.5 With respect to each ECT Product, the obligations of Buyer under this Article 5 shall expire, on a country-by-country basis, upon the expiration of the last to expire Valid Claim within the ECT Patents covering such ECT Product in such country.

         5.2. SHARE OF ECT REVENUES.

                  5.2.1 Buyer shall pay or cause to be paid to Seller, upon receipt, ten percent (10%) of any ECT Revenues with respect to any ECT Arrangement with a Third Party identified in Schedule 5.2.

                  5.2.2. Buyer shall pay to Seller, upon receipt by Buyer,
         [****] percent [**] of any ECT Revenues payable by [*           ]
         with respect to any ECT Arrangement with any Third Party other than a Third Party identified in Schedule 5.2.

         5.3. RECORDS. Buyer shall keep, and shall require its Sublicensees and Affiliates to keep and make available to Buyer for review by accountants selected by Seller as provided

* This confidential portion has been omitted and filed separately with the Commission.

herein, complete and accurate records of thelatest three (3) years relating to the Net Sales of ECT Products on which amounts are payable hereunder. For the sole purpose of verifying the amounts payable to Seller under Section 5.1, Seller shall have the right, no more often than once each calendar year, at Seller's expense to retain an independent, certified public accountant selected by Seller and reasonably acceptable to Buyer, to review such records of Buyer in the location where such records are maintained by Buyer upon reasonable notice and during regular business hours and under obligations of strict confidence. The independent certified public accountant shall disclose to Seller only whether the reports required under Section 5.4 are correct or incorrect, and the specific details concerning any discrepancies. No other information shall be provided to Seller. If such independent certified public accountant concludes that additional amounts were owed during such period, then Buyer shall pay such additional amounts to Seller within thirty (30) days after the date Seller delivers to Buyer such accounting firm's written report so concluding. If such independent certified public accountant concludes that Buyer overpaid amounts due during such period, Buyer shall receive a credit against payment of future amounts due for such overpayment. Should the results of such review result in an increase of more than 5% in any payment due Seller hereunder, Buyer shall be obligated to pay any out-of-pocket expenses incurred by Seller with respect to such review. Seller shall treat all financial information subject to review under this Section 5.3 as the Confidential Information of Buyer in accordance with the provisions of Section 6.2, and shall cause its independent public accountant or accounting firm to enter into confidentiality agreements having provisions at least as strict as the provisions in Section 6.2 hereof.

         5.4. REPORTS AND PAYMENTS. Within ninety (90) days after the end of each calendar quarter, Buyer shall (i) deliver or cause to be delivered to Seller a true and accurate report, giving such particulars of the business conducted by Buyer, Buyer's Affiliates and any Sublicensees during such quarter under this Agreement as are pertinent to an accounting for any payments hereunder, and (ii) pay or cause to be paid any payment amounts determined on the basis of such accounting. If no payments are due, it shall be so reported. For the purposes of determining when the sale of an ECT Product occurs for the purposes of calculating Net Sales, such sale shall be deemed to occur on the date of invoice to the purchaser of the ECT Product. To the extent appropriate for the calculation of any amounts payable under this Agreement, any such report shall include a statement showing the calculation of the amount owed on a country-by-country basis, the total Net Sales on a country-by-country basis for the period covered, the exchange rate used to convert any amounts payable into United States Dollars and the total Net Sales for the period covered in all countries.

         5.5. FORM OF PAYMENT. All amounts payable to Seller hereunder shall be payable in United States dollars to the address specified in Section 17, or at such other place as Seller may reasonably designate; PROVIDED, HOWEVER, that if the law of any foreign country prevents any payment payable to Seller hereunder to be made as so provided, or prevents any such payment to be made in United States dollars, Seller agrees to accept such payment in such form and place as is permitted, including deposits by Buyer in the applicable foreign currency in a local bank or banks in such country designated by Seller. If any currency conversion is required in connection with any payment to Seller hereunder, such conversion shall be made at the buying rate for the transfer of such other currency as quoted by The Wall Street Journal on the last business day of the applicable accounting period, in the case of any payment payable with respect to a specified accounting period, or, in the case of any other payment, the last business day prior to the date of such payment.

         5.6. TAXES. Seller and Buyer shall use all reasonable and legal efforts to reduce tax withholding on payments made to Seller hereunder. If Buyer concludes that, notwithstanding such efforts, tax withholding under the laws of any country is required with respect to any payment to be made to Seller under this agreement, Buyer shall withhold or cause its Affiliate or Sublicensee to withhold the required amount and to pay such amount to the appropriate governmental authority. In such a case, Buyer will promptly provide Seller with, or promptly cause Seller to be provided with, original receipts or other evidence sufficient to allow Seller to obtain the benefits of any such tax withholding.

         5.7. INTEREST. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the calendar quarter to which such payment relates calculated at the annual rate of the sum of (a) [****] percent [**] plus (b) [***********]; PROVIDED, THAT, in no event shall said annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Seller to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

6. PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

         6.1. PATENT PROSECUTION/PATENT COSTS. Buyer shall be responsible for prosecuting and maintaining all ECT Patents. Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred by Seller (if any) after the Effective Date in connection with the preparation, filing, prosecution and maintenance of any ECT Patent. Seller shall cooperate with Buyer in regard to such maintenance and prosecution which cooperation shall include: (i) provision of written or other information reasonably requested by the Buyer, (ii) allowing the Buyer reasonable access to employees of the Seller and (iii) commercially reasonable efforts to have the officers, employees, consultants, agents, accountants and attorneys of the Seller cooperate fully with the Buyer, including, without limitation, by providing written or oral testimony pertaining to the ECT Technology and/or the discovery thereof as reasonably requested by the Buyer, signing all lawful documents reasonably requested by the Buyer, and executing all divisional, continuing, reissue and foreign applications reasonably requested by the Buyer. The Buyer shall reimburse Seller for reasonable out-of-pocket costs incurred in providing such cooperation. Should Buyer determine to abandon prosecution of, or to cease to maintain, any ECT Patent in any jurisdiction, Buyer shall so notify Seller and shall permit Seller, should Seller choose to do so, at Seller's expense, to continue to prosecute and maintain such ECT Patent in such jurisdiction, and Buyer shall cooperate with Seller in regard thereto. In such event, and upon Seller's written request and agreement to indemnification and insurance provisions acceptable to Buyer's insurance carrier, Buyer shall irrevocably assign Buyer's interests in such ECT Patent in such jurisdiction to Seller to the extent Buyer is permitted to do so pursuant to Buyer's contractual obligations to a Third Party or obligations to the U.S. government; PROVIDED, THAT any such assignment shall be subject to the grant of an irrevocable, royalty-free, transferable license under such ECT Patent to the Buyer in the applicable jurisdiction.

* This confidential portion has been omitted and filed separately with the Commission.

         6.2. CONFIDENTIAL INFORMATION. Each party shall maintain the Confidential Information of the other party in strict confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement or with the express written consent of the Disclosing Party. Each party also hereby agrees to take reasonable steps to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, sub-contractors, sub-licensees or agents. For purposes of this Agreement, the ECT Technology and the Assigned Agreements shall become the Confidential Information of Buyer upon the Closing; PROVIDED, HOWEVER, that upon the occurrence of a Reversion Event, the Current ECT Technology and the Assigned Agreements shall become the Confidential Information of Seller. The provisions of this paragraph shall not apply to any Confidential Information of the Disclosing Party which is required to be disclosed by the Receiving Party to comply with any applicable laws or regulations, but only to the extent required by such law or regulation; and FURTHER, PROVIDED, that the Receiving Party making a disclosure pursuant to the provisions of this sentence shall provide prior notice of such disclosure to the Disclosing Party sufficiently in advance of such disclosure to allow the Disclosing Party to respond and to take reasonable and lawful action to avoid and/or minimize the degree of such disclosure.

         6.3. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS.

                  6.3.1. If Buyer becomes aware of any infringement of any ECT Patent or any violation of any other intellectual property right contained (i) in the ECT Technology by a Third Party (an "Infringer") during the Development Period, or (ii) in the Vaccine Field or related to a Stem Cell Combination Product by an Infringer during term of this Agreement, Buyer shall so notify Seller. Similarly, if Seller becomes aware of the infringement of any ECT Patent during the term of this Agreement or any other intellectual property right contained in the ECT Technology during the term of this Agreement, Seller shall so notify Buyer.

                  6.3.2. Buyer shall have the right to protect against any infringement of any ECT Patent or any violation of any other intellectual property right contained in the ECT Technology (any such infringement or violation being referred to herein as an "Infringement") by any Infringer during the term of this Agreement when, in Buyer's sole judgment, such action may be reasonably necessary, proper and justified. If (i) at any time during the Development Period with respect to the ECT Technology, or (ii) at any time during the term of this Agreement with respect to the Vaccine Field or relating to a Stem Cell Combination Product, Seller shall have provided Buyer with written evidence demonstrating prima facie evidence of an Infringement and Seller shall have requested Buyer in writing to take steps to protect against such Infringement, and Buyer has not, within 90 days of the receipt of such evidence and request, either (i) caused such Infringement to terminate, (ii) initiated legal proceedings against the Infringer, or (iii) entered into discussions with such alleged Infringer regarding a license under the applicable ECT Patent, then Seller may, upon notice to Buyer, initiate legal proceedings against the Infringer at Seller's expense and in Buyer's name if so required by law.

                  6.3.3. In the event that either party shall initiate or carry on legal proceedings against any Infringer as contemplated by Section
         6.3.2 above, the other party shall fully cooperate with and supply all assistance reasonably required by the party initiating or carrying on such proceedings. The party which initiates any such proceedings shall have sole control of such proceedings and shall bear the reasonable expenses (excluding all legal fees) incurred by the other party in providing such assistance and cooperation as is requested pursuant to this Section 6.3.3. The party initiating or carrying out such proceedings shall keep the other party informed of the progress of such proceedings and such other party shall be entitled to counsel in such proceedings but at its own expense.

                  6.3.4. Any award paid by any Third Party as a result of such proceedings (whether by way of settlement or otherwise) shall be first applied to reimbursement of the unreimbursed legal fees and expenses incurred by the party initiating the proceedings, then to the reimbursement of the unreimbursed legal fees and expenses incurred by the other party, and then the remainder shall be divided by the parties as follows:

                           6.3.4.1. If the remaining amount awarded is with
                  respect to lost profits, the applicable party shall receive an amount equal to the damages the court determines such party has suffered as a result of the Infringement, less any amounts (if any) that would have been due to the other party under this Agreement had such party made the sale of products or realized payments from Affiliates or sublicensees that would have resulted in such profits; and the other party shall receive an amount equal to such deducted amounts.

                           6.3.4.2. Any remaining amounts shall be retained by
                  the party initiating such proceedings.

7. COVENANTS OF BUYER.

         7.1. DUE DILIGENCE.

                  7.1.1. GENERAL OBLIGATION. Buyer shall use commercially reasonable efforts to diligently commercialize the ECT Technology, which efforts shall not be less than the efforts expended by Buyer in connection with its other development projects having similar market potential.

                  7.1.2. SPECIFIC DUE DILIGENCE OBLIGATIONS. Buyer, itself or through its Affiliates or Sublicensees, agrees to accomplish one of the following commercialization objectives with respect to the ECT Technology during the three (3) year period commencing on the first day of Buyer's first fiscal quarter following the Closing Date (the "Development Period"):

                        (i) expend, in the aggregate among Buyer, its Affiliates
                  or Sublicensees, at least $[**] on the research and development of the ECT Technology; or

                        (ii) file an IND for an ECT Product.

* This confidential portion has been omitted and filed separately with the Commission.

                  7.1.3. FAILURE TO MEET DUE DILIGENCE OBLIGATIONS. If Buyer, itself or through its Affiliates or Sublicensees, fails to accomplish at least one of the commercialization objectives set forth in Section
         7.1.2 above (a "Reversion Event"), then the ECT Technology as it exists on the Effective Date (the "Current ECT Technology"), and the ECT Equipment owned by Buyer at the end of the Development Period shall automatically be reassigned to Seller; provided, that, if, Buyer granted licenses or sublicenses (as the case may be) under the ECT Technology prior to the occurrence of a Reversion Event, such licenses or sublicenses (as the case may be) shall be assigned to the Seller and otherwise shall remain in full force and effect under the same terms and conditions.

                  7.1.4. REPORTS. During the Development Period, Buyer shall provide to Seller a semi-annual report of its activities and efforts toward commercialization of the ECT Technology in sufficient detail to allow Seller to monitor Buyer's compliance with the due diligence obligations set forth in Section 7.1.2 above. Any such reports shall be the Confidential Information of Buyer and shall be held in strict confidence by Seller in accordance with the provisions of Section 6.2 hereof.

                  7.1.5. EFFECT OF REVERSION OF ECT TECHNOLOGY. Upon the occurrence of a Reversion Event, Buyer shall transfer and assign to Seller all of Buyer's right, title and interest in the Current ECT Technology, including, without limitation, the Assigned Agreements. Buyer shall permit Seller to utilize and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies in connection with, the Current ECT Technology in order to assist Seller or its licensees in developing the ECT Technology and obtaining any approvals required to make, have made, use, offer to sell or sell ECT Products. If Buyer shall have granted licenses or sublicenses (as the case may be) under the ECT Technology prior to the occurrence of a Reversion Event, such licenses and/or sublicenses (as the case may be) shall be assigned to the Seller and otherwise shall remain in full force and effect under the same terms and conditions. Buyer shall take any and all action Seller may reasonably request, at the expense of Seller, to effect the assignments to Seller set forth in this
         Section 7.1.5.

                  7.1.6. FORCE MAJEURE. Buyer shall not be deemed to be in breach of its obligations under this Agreement, including without limitation its obligations under Section 7.1.5 above, if such failure or delay is due to natural disasters or any causes beyond its reasonable control, including without limitation delays caused by regulatory agencies or other governmental bodies; PROVIDED, HOWEVER, that in such event, Buyer shall promptly notify Seller in writing of such occurrence, use commercially reasonable best efforts to meet its obligations under this Agreement, notify Seller in writing of the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect Buyer's ability to perform any of its obligations hereunder in whole or in part; and provided, further, any time for performance by Buyer hereunder shall be extended by the actual time of delay caused by such occurrence or event.

                  7.1.7. PAYMENTS BY SELLER. In consideration for the transfer and assignment back to Seller of Buyer's rights in the ECT Technology as provided in Section 7.1.5 above, Seller shall pay Buyer [****] percent [**] of all license fees, equity payments, royalties, revenues or any other payments received by Seller after a Reversion Event in connection with the transfer or other grant of rights under the ECT Technology until such time as Buyer has recovered its entire investment in the acquisition, research and development and protection of the ECT Technology, including without limitation the $3,000,000 acquisition fee paid to Seller pursuant to this Agreement.

         7.2. COMPLIANCE WITH LAW. Buyer shall comply with, and shall insure that Buyer's Affiliates and Sublicensees comply with, all government statutes and regulations that relate to ECT Products, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1979 (50 App. U.S.C. ss.2401 et. seq.), as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country. Without limiting the generality of the foregoing, Buyer agrees that all ECT Products used or sold in the United States shall be manufactured substantially in the United States to the extent required by and in compliance with the Federal Patent Policy.

         7.3. MARKING. Buyer shall cause all ECT Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Buyer shall similarly cause all ECT Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practice of such country.

         7.4. PUBLICITY. Except as required by law, neither party shall use the name of the other party or the other party's Affiliates, nor that of any staff member or employee of the other party or the other party's Affiliates, or any adaptation thereof, in any advertising, promotional or sales literature, offering materials, business plans or any other form of publicity without prior written consent obtained from such other party and from the individual staff member or employee if such individual's name is so used.

         7.5. [*           ]

         7.6. ESCROW AGREEMENT. After the Closing, Buyer shall deposit $[**] into an escrow account with an independent Third Party pursuant to an escrow agreement having commercially reasonable terms and conditions mutually agreed to by the Buyer, the Seller and such independent Third Party (the "Escrow Agreement"), and Buyer shall use commercially reasonable efforts to negotiate and execute such Escrow Agreement within ten (10) days of the Closing Date, such Escrow Agreement to provide for an escrow period of one year from the

* This confidential portion has been omitted and filed separately with the Commission.

Closing Date. As between Buyer and Seller, the Escrow Agreement will provide (A) for the escrowed funds to be released to Seller upon written notice from Buyer to the escrow agent that Buyer has received from Seller evidence reasonably satisfactory to Buyer (i)[**********], and (ii)[*******************************

********], and (B) Buyer to promptly so notify the escrow agent upon receipt of such evidence. If Seller has not provided such evidence to Buyer within one year of the Closing Date, the escrowed funds shall be released to Buyer. All expenses of the escrow arrangement shall be shared equally by Buyer and Seller. Buyer shall satisfy its obligations under the Escrow Agreement.

8. COVENANTS OF SELLER.

         Seller shall satisfy its obligations under the Escrow Agreement referenced in Section 7.6 above.

9. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Except as set forth in the schedule of exceptions, Seller represents and warrants to Buyer as follows:

         9.1. DUE ORGANIZATION, AUTHORIZATION AND GOOD STANDING. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on Seller's ability to sell the Purchased Assets, including the States of California and Rhode Island. Seller has the requisite corporate power and authority to enter into, execute, deliver and perform this Agreement and any other instruments of transfer and conveyance executed in connection herewith (collectively, with this Agreement, the "Transaction Documents"), and to consummate all transactions contemplated hereby and thereby and has or will have taken all corporate action required by law and its articles of incorporation and by-laws to authorize such execution, delivery and performance. This Agreement is, and each of the other Transaction Documents will, upon execution by duly authorized officers of Seller at the Closing, be the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and by general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

         9.2. NO CONFLICT. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) result in a breach or violation of or be in conflict with Seller's articles of incorporation or by-laws, (ii) violate or result in a breach of any mortgage, indenture, note, license, agreement or any other instrument or obligation related to Seller or to Seller's ability to execute this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing, (iii) violate any judgment, order,

* This confidential portion has been omitted and filed separately with the Commission.

writ, injunction, decree, statute, rule or regulation applicable to Seller, or
(iv) result in the creation of any Lien upon the Purchased Assets. Seller is in good standing and is not in breach or default of any obligation under any of the Assigned Agreements.

         9.3. TITLE TO ECT EQUIPMENT. Seller has good and defensible title to all the ECT Equipment, free and clear of all Liens.

         9.4. ECT TECHNOLOGY. Seller owns all of the patents and patent applications comprising the Owned ECT Technology and Seller owns all of the Owned ECT Know-how, in each case free and clear of all Liens and free and clear of all claims or actions arising out of or resulting from any action or failure to act of the Seller, or arising out of or resulting from any action or failure to act of any inventors of such Owned ECT Technology or any other agent, employee or consultant of Seller. Seller has the right to assign to Buyer all of its rights under the Assigned Agreements and any ECT Technology subject to such Agreements, and to the Knowledge of Seller, all ECT Technology within the Assigned Agreements is free and clear of all Liens and free and clear of all claims or actions arising out of or resulting from any action or failure to act of the Seller, or arising out of or resulting from any action or failure to act of any inventors of such ECT Technology or any other agent, employee or consultant of Seller. Seller is not in default of any of the Assigned Agreements, nor has Seller received notice of any default under any agreement under which Seller has in-licensed any portion of the ECT Technology. To Seller's Knowledge, no party from which Seller has in-licensed the In-Licensed ECT Technology is in default or breach of any of the Assigned Agreements, and Seller has not asserted any claims of default against any party to the Assigned Agreements. The parties expressly acknowledge and agree that Seller's technology known as "Con-G", as embodied in United States Patent Number 5,844,077 (CTI-47), USE OF CONATOKINS FOR ANALGESIA, is not part of the ECT Technology and is not included in the technology purchased by Buyer hereunder. The patents and patent applications identified on Schedule
1.13 constitute all of the patents and patent applications related to the ECT Technology in which Seller has an interest. All of the ECT Patents have been filed and prosecuted in good faith as required by law and are in good standing. The inventors of such patent applications and patents are as set forth in the respective patent documents and all such inventors have assigned their rights in the ECT Technology to Seller or to the party that licensed any In-Licensed ECT Technology to Seller. To the Knowledge of Seller, no Third Party has any claim of infringement against Seller of any patents or other intellectual property rights of others in connection with the ECT Technology or the use thereof. No interference or opposition proceeding is pending or, to the Knowledge of the Seller threatened, relating to the ECT Technology. Except as reflected in this Agreement and the disclosure schedules, Seller has not granted any Third Party any right to use the ECT Technology for any purpose. Except for the Assigned Agreements, and other
than the agreements between the Seller and [*                              ],
any agreements entered into between Seller and any Third Party prior to the Closing Date (including without limitation agreements with Akzo Faser AG, Akzo Nobel Fazer AG, and Astra AB) and which included a grant of the right to such Third Party to access or use the ECT Technology, or the grant of rights under Seller's intellectual property rights in the ECT Technology (collectively "Third Party ECT Rights") have expired or have been terminated under conditions where: (i) all of such Third Party ECT Rights have been terminated so that as of the Closing Date and thereafter, such Third Party does not have and will not have any rights in or any rights of access to or use of: (x) the ECT Technology and any intellectual property rights therein,
(y) any

* This confidential portion has been omitted and filed separately with the Commission.

inventions or discoveries (including any intellectual property rights therein) made through such party's use of the ECT Technology, or (z) any products developed or made through the use of the ECT Technology; and (ii) such Third Party has returned to Seller or destroyed all confidential information relating to the ECT Technology and any tangible embodiments of the ECT Technology. No right or license under intellectual property (other than the ECT Technology) owned or controlled by, or licensed to, the Seller is needed by Buyer in order to practice the ECT Technology.

         9.5. [**********]

                  9.5.1. [**********]




                  9.5.2. [**********]




                  9.5.3. [**********]




                  9.5.4. [**********]

                  9.5.5. [**********]


* This confidential portion has been omitted and filed separately with the Commission.

                  9.5.6. [**********]




                  9.5.7. [**********]



                  9.5.8. [**********]

         9.6. CONSENTS. No filing with or notice to and no permit, authorization, consent or approval of any Person or regulatory or governmental authority is necessary for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

         9.7. PROPRIETARY INFORMATION OF THIRD PARTIES. To the Knowledge of Seller, no Third Party has claimed or has reason to claim that any person employed by or affiliated with Seller has, in any way related to the ECT Technology, (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such Third Party, or (ii) disclosed or may be disclosing, or utilized or may be utilizing any trade secret or proprietary information or documentation of such Third Party. No Third Party has requested information from Seller which suggests that such a claim might be contemplated. To the Knowledge of Seller, no person employed by or affiliated with Seller has employed or proposes to employ in connection with the ECT Technology any trade secret or any information or documentation proprietary to any former employer or other Third Party and no person employed by or affiliated with Seller has violated any confidential relationship which such person may have had with any Third Party in connection with the ECT Technology

         9.8. LITIGATION. There is no action, suit, claim, proceeding or investigation pending, or, to the Knowledge of Seller, threatened against Seller, affecting the Purchased Assets, (i) at law or in equity, or before any federal, state, municipal or other governmental commission, board, bureau, agency or instrumentality, domestic or foreign, or (ii) before any arbitration panel. To the Knowledge of Seller, there are no outstanding writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting the Purchased Assets. There is no action or suit by Seller pending or threatened against others involving the Purchased Assets.

* This confidential portion has been omitted and filed separately with the Commission.

         9.9. TAXES. Seller has not taken or, to the Knowledge of Seller, failed to take any action which could create any tax lien on the Purchased Assets.

         9.10.    DISCLAIMER OF WARRANTIES; FEDERAL PATENT POLICY.

                  9.10.1. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE PURCHASED ASSETS INCLUDING WITHOUT LIMITATION THE ECT TECHNOLOGY OR ANY ECT PRODUCT AND HEREBY DISCLAIMS THE SAME.

                  9.10.2. SELLER MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE, SALE OR DISPOSAL OF ANY ECT PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY THIRD PARTY AND HEREBY DISCLAIMS THE SAME.

                  9.10.3. Nothing in this Agreement shall be construed as:

                        (i) a warranty or representation by Seller as to the
                  validity or scope of the ECT Patents;

                        (ii) an obligation on Seller to bring or prosecute
                  actions or suits against Third Parties for patent infringement;

                        (iii) conferring by implication, estoppel or otherwise
                  any license or rights under any patents of Seller other than the ECT Patents as defined in this Agreement, regardless of whether those patents are dominant or subordinate to the ECT Patents;

                        (iv) an obligation on Seller to furnish any know-how not
                  related to the ECT Technology; or

                        (v) an obligation on Seller to improve, modify or update
                  the ECT Technology.

                  9.10.4. The rights transferred by Seller to Buyer hereunder may be subject to a royalty-free non-exclusive license granted to the United States Government pursuant to 35 USC under Section 202(c)(4) with respect to any ECT Patent claiming an invention subject to the Federal Patent Policy.

         9.11. FULL DISCLOSURE. No representation or warranty of the Seller contained in this Agreement, the schedules and exhibits attached hereto or in the Transaction Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

10. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller as follows:

         10.1. DUE ORGANIZATION, AUTHORIZATION AND GOOD STANDING. Buyer is a societe anonyme duly incorporated, validly existing and duly registered with the "Registre de Commerce et des Societes de Evry" under the number RCS Evry B-400 530 655, and has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and has taken all action required by law and its Statuts to authorize such execution, delivery and performance. This Agreement is, and each of the other Transaction Documents will, upon execution thereof by a duly authorized officer of Buyer at the Closing, be the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

         10.2. NO CONFLICT. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (i) result in a breach or violation of Buyer's Statuts, (ii) violate or result in a breach of any mortgage, indenture, note, license, agreement or other instrument or obligation related to Buyer or to Buyer's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing, or (iii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation application to Buyer.

         10.3. DISCLAIMER OF WARRANTIES.

                  10.3.1. BUYER MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ECT TECHNOLOGY OR ANY VACCINE PRODUCT AND HEREBY DISCLAIMS THE SAME.

                  10.3.2. BUYER MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY VACCINE PRODUCT OR STEM CELL COMBINATION PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF ANY PARTY AND HEREBY DISCLAIMS THE SAME.

                  10.3.3. Nothing in this Agreement shall be construed as:

                        (i) a warranty or representation by Buyer as to the
                  validity or scope of the ECT Patents;

                        (ii) an obligation on Buyer to bring or prosecute
                  actions or suits against Third Parties for patent infringement;

                        (iii) conferring by implication, estoppel or otherwise
                  any license or rights under any patents of Buyer other than the ECT Patents as defined in this Agreement, regardless of whether those patents are dominant or subordinate to the ECT Patents; or

                        (iv) an obligation on Buyer to improve, modify or update
                  the ECT Technology.

11. TERM.

         11.1. This Agreement shall commence on the Effective Date, and unless terminated earlier by mutual written agreement of the parties, this Agreement will expire upon the expiration of the last of the ECT Patents to expire in any country.

         11.2. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of termination.

         11.3. The provisions of the following Articles and Sections shall survive the expiration or termination of this Agreement: 6.2, 9, 10, 11.2, 11.3, 12, 13, 14, 20, 21.

12. INDEMNIFICATION.

         12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Buyer shall survive the Closing and shall continue in full force and effect for twelve (12) months following the Closing, except that the Seller's representations contained in Section 9.5 shall survive the Closing and shall continue in full force and effect forever.

         12.2. INDEMNIFICATION BY SELLER.

                  12.2.1. Seller agrees to defend and indemnify Buyer, its Affiliates, their respective officers, directors, employees and agents and their respective successors, heirs and assigns (the "Buyer Indemnitees") from all sums, including, without limitation, reasonable attorneys' fees, with respect to:

                        (i) any and all liabilities, losses, damages and
                  expenses due and owing and arising prior to the Closing or arising from an act, omission or conduct of Seller prior to the Closing, and relating to the Purchased Assets, of any nature, whether accrued, absolute, contingent or otherwise existing;

                        (ii) any breach of the representations, warranties or
                  covenants by Seller contained herein or in the Transaction Documents; and

                        (iii) any and all liabilities, losses, damages and
                  expenses incurred by or imposed upon the Buyer Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of or resulting from the making or distribution of, the use by or administration to any Person of any Vaccine Product or Stem Cell Combination Product made, used or sold pursuant to any right or license granted to Seller under this Agreement (including, but not limited to, actions in the form of tort, warranty or strict liability).

                  12.2.2. Seller's indemnification under Section 12.2.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the reckless misconduct or intentional misconduct of the Buyer Indemnitees.

                  12.2.3. Seller agrees, at its own expense, to provide attorneys reasonably acceptable to Buyer to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

                  12.2.4. Any Buyer Indemnitee seeking indemnification hereunder shall promptly notify Seller of any claim for which indemnification is sought (PROVIDED, HOWEVER, that no delay on the part of any Buyer Indemnitee in so notifying Seller shall relieve Seller of any liability hereunder unless, and solely to the extent that, Seller is prejudiced thereby), shall cooperate with Seller in the defense of any such claim, and shall not settle or compromise, or consent to the entry of a judgment with respect to any such claim, without the prior written consent of Seller, which shall not be unreasonably withheld.

                  12.2.5. Seller shall have no liability under Sections 12.2.1(i), 12.2.1(ii) or 12.2.1(iii) above until the aggregate of all sums due hereunder exceeds $50,000 (the "Indemnification Floor"), in which case Seller shall be liable for the amount of such sums in excess of $50,000.

         12.3. INDEMNIFICATION BY BUYER.

                  12.3.1. Buyer agrees to defend and indemnify Seller, its Affiliates, their respective officers, directors, employees and agents and their respective successors, heirs and assigns (the "Seller Indemnitees") from all sums, including, without limitation, reasonable attorneys' fees, with respect to:

                        (i) except as provided in Section 12.2.1(i), any and all
                  liabilities, losses, damages and expenses due and owing and arising subsequent to the Closing, or arising from an act, omission or conduct of Buyer after the Closing and relating to the Purchased Assets of any nature, whether accrued, absolute, contingent or otherwise existing, including, without limitation, any federal, state or local tax liability;

                        (ii) any breach of the representations, warranties or
                  covenants by Buyer contained herein or in the Transaction Documents, including, without limitation, under the Assumed Obligations; and

                        (iii) any and all liabilities, losses, damages and
                  expenses incurred by or imposed upon the Seller Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of or resulting from the making or distribution of, the use by or administration to any Person of any ECT Product made, used or sold pursuant to any right or license granted to Buyer under this Agreement (including, but not limited to, actions in the form of tort, warranty or strict liability).

                  12.3.2. Buyer's indemnification under Section 12.3.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the reckless misconduct or intentional misconduct of the Seller Indemnitees.

                  12.3.3. Buyer agrees, at its own expense, to provide attorneys reasonably acceptable to Seller to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

                  12.3.4. Any Seller Indemnitee seeking indemnification hereunder shall promptly notify Buyer of any claim for which indemnification is sought (PROVIDED, HOWEVER, that no delay on the part of any Seller Indemnitee in so notifying Buyer shall relieve Buyer of any liability hereunder unless, and solely to the extent that, Buyer is prejudiced thereby), shall cooperate with Buyer in the defense of any such claim, and shall not settle or compromise, or consent to the entry of a judgment with respect to any such claim, without the prior written consent of Buyer, which shall not be unreasonably withheld.

                  12.3.5. Buyer shall have no liability under Sections 12.3.1(i), 12.3.1(ii) or 12.3.1(iii) above until the aggregate of all sums due hereunder exceeds the Indemnification Floor, in which case Buyer shall be liable for the amount of such sums in excess of $50,000.

13. INSURANCE.

         13.1. INSURANCE OBLIGATIONS OF BUYER.

                  13.1.1 Beginning at the time as any ECT Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Buyer, an Affiliate of Buyer or by a sublicensee of Buyer, Buyer shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Seller Indemnitees as additional insureds. Such commercial general liability insurance shall provide (a) product liability coverage and (b) contractual liability coverage for Buyer's indemnification under Section 12 of this Agreement. If Buyer elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Seller. The minimum amount of insurance coverage required under this Section
         13.1 shall not be construed to create a limit of Buyer liability with respect to its indemnification under Section 12 of this Agreement.

                  13.1.2. Buyer shall provide Seller with written evidence of such insurance upon request of Seller. Buyer shall provide Seller with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Buyer does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Seller shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

                  13.1.3. Buyer shall maintain such commercial general liability insurance during (a) the period that any such product, process or service is being commercially distributed or sold

         (other than for the purpose of obtaining regulatory approvals) by Buyer or by a Sublicensee and (b) a reasonable period after the period referred to in (iii)(a) above which in no event shall be less than three (3) years.

         13.2. INSURANCE OBLIGATIONS OF SELLER.

                  13.2.1 Beginning at the time as any Vaccine Product or Stem Cell Combination Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Seller, an Affiliate of Seller or by a Sublicensee of Seller, Seller shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Buyer Indemnitees as additional insureds. Such commercial general liability insurance shall provide (a) product liability coverage and (b) contractual liability coverage for Seller's indemnification under
         Section 12 of this Agreement. If Seller elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Buyer. The minimum amount of insurance coverage required under this Section 13.2 shall not be construed to create a limit of Buyer liability with respect to its indemnification under Section 12 of this Agreement.

                  13.2.2. Seller shall provide buyer with written evidence of such insurance upon request of Buyer. Seller shall provide Buyer with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Seller does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Buyer shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

                  13.2.3. Seller shall maintain such commercial general liability insurance during (a) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Seller or by a Sublicensee and (b) a reasonable period after the period referred to in (iii)(a) above which in no event shall be less than three (3) years.

14. LIMITATION OF LIABILITY.

         Neither party shall be liable to the other party for indirect, incidental or consequential damages arising out of the terms or conditions of this Agreement, the ECT Technology or any ECT Product or with respect to its performance or lack thereof.

15. EXPENSES OF TRANSACTION.

         Except as otherwise provided in Section 7.1.7, whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

16. CONDUCT OF PARTIES.

         Each party agrees to conduct itself in good faith in all relations with the other party contemplated by this Agreement. Each party agrees not to intentionally take, delay or omit to take any action to avoid compliance with this Agreement; provided, that, this provision shall not be interpreted in any way to require either party to alter its customary method of reaching business decisions or to make business decisions other than (i) in a commercially reasonable manner using prudent business judgement, (ii) in compliance with all applicable laws and regulations and (iii) in accordance with such party's fiduciary and other obligations to its employees and stockholders.

17. NOTICES.

         All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (with hard copy to follow), courier service or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party.

         If to Seller, to it at

                  CytoTherapeutics, Inc.
                  525 Del Rey Avenue, Suite C
                  Sunnyvale, CA 94086
                  Facsimile: 408-731-8461
                  Attn:  President

                  Copy to:

                  Ropes & Gray
                  One International Place
                  Boston, Massachusetts  02110-2624
                  Facsimile: 617-951-7050
                  Attn:  Geoffrey B. Davis, Esq.

         If to Buyer, to it at

                  Neurotech S.A.
                  Batiment Genepole Industries
                  4 rue Pierre-Fontaine
                  91000 Evry
                  FRANCE
                  Facsimile:  011-33-1-60-87-8950
                  Attn:  President

         Copy to:

                  Mintz Levin Cohn Ferris Glovsky and Popeo PC
                  One Financial Center
                  Boston, MA 02111
                  Facsimile:  617-542-2241
                  Attn:  Carolyn B. Sullivan, Esq.

18. ENTIRE AGREEMENT; MODIFICATIONS AND AMENDMENTS.

         The agreement of the parties that is comprised of this Agreement and the Schedules hereto, the other Transaction Documents and the other documents referred to herein sets forth the entire agreement and understanding between the parties and supersedes any prior written agreement or understanding and any prior or contemporaneous oral agreement or understanding relating to the subject matter of this Agreement. The terms and provisions of this Agreement may be modified only by a written agreement executed by both parties hereto.

19. ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of Seller and Buyer. This Agreement and any rights hereunder shall not be assigned, hypothecated or otherwise transferred by any party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except that either party may assign its rights hereunder to a purchaser or successor in connection with a sale of such party's business (whether by merger, sale of stock or sale of all or substantially all of such party's assets); PROVIDED, HOWEVER, that no assignment by either party shall relieve such party of its obligations hereunder, including without limitation its obligations under
Section 12 above.

20. GOVERNING LAW, VENUE.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each of the parties hereto agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

21. DISPUTE RESOLUTION.

         Any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Wilmington, Delaware pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Wilmington, Delaware shall make the necessary appointments of such arbitrator(s). Each party shall pay the costs of its respective arbitrator, and the parties shall share equally the costs of the third arbitrator. The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of The State of Delaware shall govern.

22. INDEPENDENT CONTRACTORS.

         For the purposes of this Agreement and all services to be provided hereunder, each shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

23. SEVERABILITY.

         If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable in any respect in the jurisdiction or jurisdictions in which it is to be performed, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; and no party shall be deemed to be in breach of this Agreement for its failure to perform any obligation which is unenforceable, void or invalid.

24. NO WAIVER.

         No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

25. COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

26. HEADINGS.

         The headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Agreement. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

                                         CYTOTHERAPEUTICS, INC.

                                         By:___________________________

                                             Name:

                                             Title:

                                         NEUROTECH S.A.

                                         By:___________________________

                                             Name:

                                             Title: